UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under §240.14a-12

THE EMPIRE DISTRICT ELECTRIC COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Filed by The Empire District Electric Company

Pursuant to Rule 14a-12

Under the Securities Exchange Act of 1934

Subject Company: The Empire District Electric Company

Commission File No.: 1-3368

On February 9, 2016, the following letter was sent to retirees of The Empire District Electric Company:

February 9, 2016

Dear Empire Retirees,

Today we have announced an agreement and Plan of Merger under which Empire will merge with Liberty Utilities Central, a subsidiary of Liberty Utilities Co., the US subsidiary of Algonquin Power & Utilities Corporation.

As you know, in December we announced the Board of Directors was evaluating strategic alternatives.  As a result of our financial and operating strength, we were able to secure a transaction that will benefit our employees, retirees, shareholders, customers and communities.

We are pleased to have reached an agreement that will preserve the Empire brand, maintain all of our current operations, staff, community presence and Joplin corporate headquarters.  Together with Liberty and Algonquin, Empire will be better positioned to build on our success in making lives better every day with reliable energy and service.

As Empire retirees, you are an important stakeholder in our organization and we value the service and commitment you have provided to Empire.  I will attend the Empire Retirees’ Association luncheon on Wednesday, February 10, 2015, to share information and answer questions about this new chapter for Empire.  Until then, here are some of the key factors we want you to know:

•                  Joplin will be the headquarters for Liberty Utilities Central Region operations.

•                  Liberty Central will be a division of Liberty Utilities, which will include Arkansas, Iowa, Illinois, Kansas, Missouri, Oklahoma and Texas and will serve approximately 320,000 customers.

•                  Following close, Empire senior leadership will lead the Liberty Utilities operations in the region

•                  I will assume the role of President & CEO for Liberty Central.

•                  The Empire brand will be maintained for no less than 5 years after close.

•                  Post-retirement benefits (healthcare) will not be amended in a materially adverse manner for at least three years.  After that period, post-retirement benefits will be no worse than for those similarly situated across the organization.

•                  Accrued pension benefits are protected by Federal law.

•                  Shareholders will receive $34 per share for their stock through a cash settlement at the time of closing, representing a premium of approximately 50% of the unaffected stock price of $22.65 on December 10, 2015.

•                  401k plan stock will be converted to cash at the time of closing.

You may ask why the Board of Directors decided to evaluate strategic alternatives and why they have agreed to this merger.  The answer is our Board has a fiduciary responsibility to our shareholders.  To fulfill that duty, we are always looking to maximize value for our shareholders, which includes many of you.  That includes proactively searching out solutions to industry trends such as:  lower customer growth and changing environmental regulations. And also to more effectively capitalize on the growth and development opportunities they provide.

The merger is good for both organizations.  It adds scale for both companies thus providing opportunities to pursue efficiencies leverage best practices and enhance service offerings.  In addition, the expertise of Empire’s employees in regulated utility operations is a benefit that Algonquin recognizes along with our strong reputation for delivering excellent service.  Together with Algonquin’s expertise in developing and operating renewable power projects, our employees and customers will benefit from growth opportunities in both renewable and regulated businesses.

For our customers, very little will change.  They will continue to receive the excellent service they have come to expect from experienced Empire employees.  They will receive the benefit of costs shared and efficiencies gained as part of a larger organization.  Also, they will see Empire continue its current level of involvement and charitable support for our local communities.

The next step in this process is to obtain approval from our regulators (in Missouri, Kansas, Oklahoma, Arkansas, FERC and various other Federal clearances).  Regulatory approvals typically take 9 to 18 months.  Filings will begin over the next couple of months.  Approval from our shareholders is also required.  A proxy statement describing the transaction in greater detail and recommending shareholders vote in favor of the transaction will be filed with the SEC within approximately 60 days.

Once all approvals are in place, a closing date will be established and the Empire District shares will be purchased at $34 per share on that date.

If approval is not granted, the agreement will be terminated.  Regardless of the outcome, we will continue to serve our customers.

Information updates will be provided through the Dispatch that is mailed to your home as well as the Daily Dispatch.  Please watch for these updates and know that I have an open door to help provide you with available information.

Thank you for the service and commitment you have provided to Empire and to our customers.

Sincerely,

Brad Beecher

Additional Information and Where to Find It

The proposed transaction will be submitted to shareholders of Empire for their consideration.  In connection with the transaction, Empire will file a proxy statement and other materials with the U.S. Securities and Exchange Commission (the “SEC”). This communication is not a substitute for the proxy statement or any other document that Empire may send to its shareholders in connection with the proposed transaction. EMPIRE SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT FOR THE PROPOSED TRANSACTION WHEN IT IS FILED, AND ANY AMENDMENT OR SUPPLEMENT THERETO THAT MAY BE FILED, WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT EMPIRE AND THE TRANSACTION. All such documents, when filed, are available free of charge at the SEC’s website at www.sec.gov, at Empire’s website at www.empiredistrict.com or by sending a written request to Corporate Secretary, The Empire District Electric Company, 602 S. Joplin Avenue, Joplin, Missouri 64801.

Participants in the Solicitation

Empire and its directors and executive officers are deemed to be participants in any solicitation of Empire shareholders in connection with the proposed transaction. Information about Empire’s directors and executive officers is available in Empire’s definitive proxy statement, filed on March 18, 2015, in connection with its 2015 annual meeting of shareholders, and in Empire’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.